Exhibit 99.1

Media Relations Contact:

Suzanne Keen

972-453-7875

suzanne.keen@dexmedia.com

Investor Relations Contact:

Cliff Wilson

972-453-6188

cliff.wilson@dexmedia.com

Dex Media announces appointment of Del Humenik as COO

DALLAS, May 28, 2014 — Dex Media, Inc. (NASDAQ:DXM), one of the largest national providers of social, local and mobile marketing solutions through direct relationships with local businesses, today announced the appointment of Del Humenik as chief operating officer (COO).

In this new role, Humenik will be responsible for all client-facing functions, including sales, marketing, operations and technology, ensuring Dex Media provides local businesses with tailored advertising solutions that combine industry-leading technology with excellent customer service.

“Del is an outstanding leader with vast experience in serving local businesses in a variety of industries, making him uniquely qualified for this new role,” said Peter McDonald, CEO of Dex Media. “He has been instrumental in developing and leading transformative company initiatives, which have enabled two consecutive quarters of digital ad sales growth. I look forward to his continued innovation as we move into the future.”

Previously, Humenik served as executive vice president of sales and marketing for Dex Media. He assumed this role after serving as executive vice president of sales of Dex Media and SuperMedia Inc. from November 2010. Prior to joining SuperMedia, Humenik held executive positions in sales and marketing for Paychex Inc. and R.H. Donnelley Corporation. Until 2003, he was employed by SuperMedia’s predecessor companies for nearly 20 years, holding various sales management and executive positions.

About Dex Media

Dex Media (NASDAQ: DXM) provides local, social and mobile marketing solutions to businesses in communities across the U.S. under the Dex One and SuperMedia brands. The company’s widely used consumer services include the DexKnows.com® and Superpages.com® online and mobile search portals and applications and local print directories. For more information, visit www.DexMedia.com.

###